                                                                    EXHIBIT 12.1

                          AIRTOUCH COMMUNICATIONS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                            9 Mos.      Year       Year        Year       Year     Year
(Dollars in millions)                        1995       1994       1993        1992       1991     1990
                                           --------   --------   --------   --------   --------   -------
EARNINGS

Reported pre-tax income from
  continuing operations                    $  228.7   $  206.4   $  107.9   $   14.4   $   92.9   $ 101.7
  Add back:
    Equity in net losses of less-than-
      fifty-percent-owned unconsolidated
      wireless systems                         78.6       35.3       36.6       38.6       21.5      11.5
    Distributed income of less-than-
      fifty-percent-owned unconsolidated
      wireless systems                          1.7        1.1        8.7        7.8        0.0       0.0
    Fixed charges included in reported
      pre-tax income                           15.7       24.5       34.5       64.3       46.8      27.8
  Deduct:
    Minority interests in net losses of
      consolidated wireless systems           (21.1)     (21.7)      (3.8)      (2.5)       0.0      (4.9)
                                           --------   --------   --------   --------   --------   -------
Total                                      $  303.6   $  245.6   $  183.9   $  122.6   $  161.2   $ 136.1
                                           --------   --------   --------   --------   --------   -------

FIXED CHARGES

Total interest on debt                     $   11.6   $   10.7   $   25.8   $   56.5   $   49.2   $  29.5
1/3 operating rental expense                   11.3       14.2       12.4       11.4        9.2       6.1
                                           --------   --------   --------   --------   --------   -------
Total                                      $   22.9   $   24.9   $   38.2   $   67.9   $   58.4   $  35.6
                                           --------   --------   --------   --------   --------   -------

RATIO OF EARNINGS TO
  FIXED CHARGES                                13.3        9.9        4.8        1.8        2.8       3.8
                                           ========   ========   ========   ========   ========   =======


Prior to April 1, 1994, the Company was an 86.1% owned subsidiary of Pacific Telesis Group ("Telesis"). As a subsidiary of Telesis, the Company met its funding requirements primarily through short-term borrowings and equity contributions from Telesis. During 1993, Telesis provided equity contributions of $1,179.8 million which the Company used to significantly reduce its indebtedness to Telesis. The Company's indebtedness to Telesis totaled $958.4 million, $0.3 million, and $0.0 million at December 31, 1992, 1993, and 1994, respectively.